UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2010 (October 17, 2010)

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Mohegan Tribal Gaming Authority (the “Authority”) is governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council (the “Tribal Council”), the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”). Any change in the composition of the Tribal Council results in a corresponding change in the Authority’s Management Board. The registered voters of the Tribe elect all members of the Tribal Council.

On October 17, 2010, the Tribe announced the results of a special election, wherein Jonathan Hamilton was elected as a member of the Tribal Council. Effective as of October 18, 2010, Mr. Hamilton assumed the seat previously held by Marilynn R. Malerba and will serve out the remaining portion of Ms. Malerba’s term, which expires in October 2013. Ms. Malerba vacated her position as member and Chairwoman of the Tribal Council and the Authority’s Management Board upon her induction as Chief of the Tribe on August 15, 2010. Information concerning material related transactions between Mr. Hamilton and the Authority was unavailable at the date of this filing.

Also, on October 18, 2010, the new Chair and certain other officers of the Tribal Council were determined by vote of the full Tribal Council. Bruce S. Bozsum, who had been serving as acting Chair since Ms. Malerba’s departure, will serve as Chairman, James Gessner, Jr. will serve as Vice Chairman and Kathleen M. Regan-Pyne will serve as Corresponding Secretary. Thayne D. Hutchins, Jr. will continue to serve as Treasurer and Allison D. Johnson will continue to serve as Recording Secretary. The terms of office correspond with each officer’s term as a member of the Tribal Council pursuant to the Tribe’s Constitution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 21, 2010	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board